Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Sonoco Products Company of our report dated February 28, 2022 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Sonoco Products Company's Annual Report on Form 10-K for the year ended December 31, 2021. We also consent to the reference to us as experts under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

August 12, 2022

PricewaterhouseCoopers LLP, 214 N. Tryon Street, Suite 4200, Charlotte, NC 28202 T: (704) 344 7500